                                  Exhibit 12.1


                               Kohl's Corporation
                       Ratio of Earnings to Fixed Charges
                                     ($000s)

                                                     39 Weeks Ended
                                                     --------------
                                                November 2,  November 3,                       Fiscal Year (1)
                                                                          ---------------------------------------------------------
                                                    2002         2001        2001        2000        1999        1998        1997
                                                    ----         ----        ----        ----        ----        ----        ----
Earnings
--------
    Income before income taxes                   $ 585,903    $ 423,712   $ 799,864   $ 605,114   $ 421,112   $ 316,749   $ 235,063

    Fixed charges (2)                              116,047      104,918     142,244     116,753      82,835      63,135      57,446

    Less interest capitalized
       during period                                (7,373)      (4,461)     (6,929)     (3,478)     (4,405)     (1,878)     (2,043)
                                                 ---------    ---------   ---------   ---------   ---------   ---------   ---------
                                                 $ 694,577    $ 524,169   $ 935,179   $ 718,389   $ 499,542   $ 378,006   $ 290,466
                                                 =========    =========   =========   =========   =========   =========   =========

Fixed Charges
-------------
    Interest (expensed or capitalized) (2)       $  48,144    $  46,919   $  63,506   $  52,305   $  33,813   $  24,550   $  26,304

    Portion of rent expense
       representative of interest                   67,219       57,412      77,964      63,943      48,769      38,385      30,798

    Amortization of deferred
       financing fees                                  684          587         774         505         253         200         344
                                                 ---------    ---------   ---------   ---------   ---------   ---------   ---------
                                                 $ 116,047    $ 104,918   $ 142,244   $ 116,753   $  82,835   $  63,135   $  57,446
                                                 =========    =========   =========   =========   =========   =========   =========

Ratio of earnings to fixed charges                    5.99         5.00        6.57        6.15        6.03        5.99        5.06
                                                 =========    =========   =========   =========   =========   =========   =========

(1) Fiscal 2001, 1999, 1998 and 1997 were 52 week years and fiscal 2000 was a 53 week year.
(2) Interest expense for fiscal 1997 has been restated to properly reflect interest expense included on the Consolidated Statements of Income.